Exhibit 99.1

News Release

Contact:  Stephen Allison

Gensym Corporation

781-265-7100

Gensym Releases Third-Quarter 2005 Results

BURLINGTON, Mass., November 14, 2005 — Gensym Corporation (OTC Bulletin Board: GNSM), a leading provider of rule engine software for mission-critical solutions, today announced revenues of $3,205,000, operating loss of $996,000, and net loss of $1,039,000, or $0.14 per diluted share, for the quarter ended September 30, 2005. For the corresponding quarter of 2004, Gensym had revenues of $4,429,000, operating income of $133,000 and net income of $91,000, or $0.01 per diluted share.

“After six consecutive profitable quarters, we are reporting a revenue shortfall that will result in an unprofitable third quarter,” said Kim Mayyasi, Gensym’s president and chief executive officer. “After beginning the year with strong growth, we are disappointed with these results.”

“Gensym’s partner-centric strategy increases our scale, geographic coverage, and breadth of technology. Sales through partners represent 61 percent of our revenues for the first three quarters of 2005. As a result of this partner-centric strategy, we experienced an increase of approximately 45 percent in our worldwide sales pipeline since the beginning of the year. However, this encouraging trend has been partially offset by less visibility and control of end-user orders with delayed purchasing decisions in the third quarter – 82 percent of which were through our partners. I am confident that, in the future, the advantages of our partners’ increased scale will more than compensate for less end-user visibility and control.”

“We expect the fourth quarter to rebound significantly from the third quarter. We have a significant number of orders in place early in this quarter and believe that these sales are an indicator of such a rebound. Specifically, to date in the fourth quarter, we have already received orders that are expected to generate $3.5 million of revenue from license sales, maintenance fees and consulting services.”

Gensym continues to invest heavily in its technology and to extend its market presence. A new release later this quarter of its flagship G2 product, version 8.2, will enhance G2’s highly regarded reasoning technology with many new features. Major new versions of its G2 products, including G2 Optegrity, G2 NeurOn-Line, G2 ReThink, and G2 e-SCOR are on track for first quarter 2006 releases.

“Our go-to-market plans include several engines of growth,” added Mayyasi. “First, our recent launch of webSCOR.com introduced an on-demand, subscription-based service over the Web for collaborative modeling and simulation of supply chains. We believe that

webSCOR.com will create important new opportunities in the supply chain market and that its Internet distribution model will open up new service opportunities for both our partners and Gensym. Second, plans set in place earlier this year to penetrate the chemical, oil and gas market are gaining traction as technology and sales efforts are yielding orders. Third, our continued focus on the U.S. government and military markets has steadily increased our order volume and has led to new opportunities outside of the U.S. Finally, our initiatives within the Asia-Pacific region have yielded new partners in China that we see as having strong potential, particularly in manufacturing sectors.”

Management will hold a conference call to discuss Gensym’s financial results for the quarter ended September 30, 2005 and fourth quarter 2005 revenue activities on Monday, November 14, 2005 at 12:00 p.m. (EST). The call will include discussion of fourth quarter 2005 revenue activities. Individuals who wish to participate should call (866) 866-1333 or (404) 260-1421. A replay of the call will be available through the end of the day, Friday, November 18, 2005 at (866) 430-1300 or (404) 260-1414. When prompted enter pin —4804300#. At the prompt dial “4.” At prompt enter confirmation number 20051102252185#.

About Gensym Corporation

Gensym Corporation (www.gensym.com) is a leading provider of rule engine software and services for mission-critical solutions that automate decisions in real time. Gensym’s flagship G2 software applies real-time rule technology for decisions that optimize operations and that detect, diagnose, and resolve costly problems. With G2, the world’s largest organizations in manufacturing, utilities, communications, transportation, aerospace, finance, and government maximize the agility of their businesses and achieve greater levels of performance. Gensym and its numerous partners deliver a range of services throughout the world, including training, software support, application consulting, and complete solutions.

Gensym and G2 are registered trademarks of Gensym Corporation. All other trademarks are property of their respective owners.

This press release contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Any statements contained in this press release that relate to prospective events or developments are deemed to be forward-looking statements. Words such as “plans,” “expects,” “will,” “outlook” and similar expressions are intended to identify forward-looking statements. These forward-looking statements are subject to important risks and uncertainties, which could cause actual results to differ materially from those anticipated. Such risks and uncertainties include, but are not limited to the intensely competitive market for rule engine systems, our history of operating losses and our ability to return to profitability, the possibility that stockholders may face an illiquid market for our securities, the effectiveness of our indirect distribution channel and strategic relationships and the ability of our partners to effectively market and deliver their Gensym-based solutions, fluctuations in demand for our products, and the other risks which we describe under the caption “Factors That May Affect Future Results” in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2005 filed with the Securities and Exchange Commission. Although we believe the expectations reflected in the forward-looking statements are based on reasonable assumptions, we can give no assurance that our expectations will be attained. We disclaim any intention or obligation to update any forward-looking statements as a result of developments occurring after the date of this press release.

GENSYM CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

In thousands

(Unaudited)

	September 30, 2005	December 31, 2004
ASSETS
Current Assets:
Cash and cash equivalents	$2,996	$2,927
Accounts receivable, net	2,374	4,014
Other current assets	792	664

Total current assets	6,162	7,605

Property and equipment, net	709	918
Deposits and other assets	88	516

Total assets	$6,959	$9,039

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Other current liabilities	$2,062	$2,835
Deferred revenue	3,782	4,202

Total current liabilities	5,844	7,037

Long term deferred revenue	98	108
Capital lease obligations, net of current portion	198	263

Total stockholders’ equity	819	1,631

Total liabilities and stockholder’s equity	$6,959	$9,039

GENSYM CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

In thousands, except per share data

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2005	2004	2005	2004
REVENUES:
Product	$830	$1,607	$4,868	$5,376
Services	2,375	2,822	8,138	7,509

Total revenues	3,205	4,429	13,006	12,884

COST OF REVENUES:
Product	115	109	370	588
Services	995	1,319	3,427	3,049

Total cost of revenues	1,110	1,428	3,797	3,637

Gross profit	2,095	3,001	9,209	9,247

OPERATING EXPENSES:
Sales and marketing	1,142	1,077	3,851	3,225
Research and development	970	822	2,988	2,568
General and administrative	979	969	3,139	2,906

	3,091	2,868	9,978	8,699

Operating income (loss)	(996)	133	(769)	548

OTHER INCOME (EXPENSE), NET	(61)	(110)	(67)	(175)

Income (loss) before provision for income taxes	(1,057)	23	(836)	373

PROVISION FOR INCOME TAXES	(18)	(68)	6	(24)

Net income (loss)	$(1,039)	$91	$(842)	$397

Basic earnings (loss) per share	$(0.14)	$0.01	$(0.12)	$0.06
Diluted earnings (loss) per share	$(0.14)	$0.01	$(0.12)	$0.05
Weighted average common shares outstanding, basic	7,367	7,225	7,304	7,175
Weighted average common shares outstanding, diluted	7,367	8,033	7,304	7,896